Exhibit 99.1

China Automotive Systems’ Unaudited Diluted Income Per Share Climbs to $0.23
in the First Quarter of 2023

WUHAN, China, May 12, 2023 - China Automotive Systems, Inc. (NASDAQ: CAAS) (“CAAS” or the “Company”), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

  Net sales increased by 4.3% to $142.2 million from $136.4 million in the first quarter of 2022
  Gross profit increased by 46.9% to $21.6 million with a gross margin of 15.2%, compared with $14.7 million of gross profit and a 10.8% gross margin in the first quarter of 2022
  Income from operations was $7.7 million compared with a loss from operations of $1.5 million in the first quarter of 2022
  Net income attributable to parent company's common shareholders was $6.8 million, or diluted income per share of $0.23, compared to net loss attributable to parent company's common shareholders of $0.1 million, or diluted loss per share of nil in the first quarter of 2022
  Cash and cash equivalents, pledged cash and short-term investments were $164.3 million as of March 31, 2023
•	Net cash used in operating activities was $1.4 million in the first quarter of 2023 compared to $4.3 million used in the first quarter of 2022.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, “Passenger vehicle unit sales declined by 7.3% year-over-year and commercial vehicle unit sales decreased by 2.9% in China according to statistics from the China Association of Automobile Manufacturers. However, we are pleased to report a 4.3% year-over-year growth in sales in the first quarter of 2023 with much stronger margins and profits in this unsettled automotive environment. Our electric power steering (“EPS”) products continue to gain market share and our traditional hydraulic steering products’ market share grew as well. In addition to a better product mix, our margins benefitted from stricter cost controls in the first quarter of 2023.”

“We anticipate de-regulation of strict COVID restrictions aided by more governmental growth policies, will help the Chinese economy recover over the next several quarters. We look forward to the Chinese economy and automotive markets resuming normal activities in the future.”

Mr. Jie Li, chief financial officer of CAAS, commented, “We had cash and cash equivalents, pledged cash and short-term investments of $164.3 million at the quarter end. Lower unit costs improved margins and profits in this quarter, and our cost controls will continue to be diligent in the future.”

First Quarter of 2023

Net sales increased by 4.3% to $142.2 million in the first quarter of 2023, compared to $136.4 million in the first quarter of 2022. The net sales increase was mainly due to the gradual recovery of the Chinese economy post-COVID-19. Net sales of traditional steering products and parts were $94.4 million for the first quarter of 2023, which is consistent with $95.4 million for the same period in 2022. Net sales of electric power steering (“EPS”) products rose 16.6% to $47.8 million from $41.0 million for the same period in 2022. Henglong KYB sales of passenger vehicle EPS products surged by 24.8% year-over-year to $37.2 million. EPS product sales were 33.6% of the total net sales for the first quarter of 2023, compared with 30.1% for the same period in 2022. North American net export sales rose by 5.5% to $34.7 million in the first quarter of 2023 compared with $32.9 million in the first quarter of 2022. Steering product sales to the commercial vehicle markets declined slightly year-over-year in the 2023 first quarter.

Gross profit climbed by 46.9% to $21.6 million from $14.7 million in the first quarter of 2022. Gross margin in the first quarter of 2023 was 15.2% compared to 10.8% for the first quarter of 2022, mainly due to a change in the Company’s product mix and an increase in average selling price for the three months ended March 31, 2023.

Gain on other sales was $0.7 million, compared to $0.9 million in the first quarter of 2022.

Selling expenses declined 20.9% to $3.4 million from $4.3 million in the first quarter of 2022. This decline in selling expenses was primarily due to lower transportation, marketing and office expenses and the impact from appreciation of the USD against the RMB. Selling expenses represented 2.4% of net sales in the first quarter of 2023 compared to 3.2% in the first quarter of 2022.

General and administrative expenses (“G&A expenses”) were $4.8 million, which is consistent with $4.8 million of the first quarter of 2022. G&A expenses represented 3.4% of net sales in the first quarter of 2023 compared with 3.5% of net sales in the first quarter of 2022.

Research and development expenses (“R&D expenses”) decreased by 21.0% to $6.4 million compared to $8.1 million in the first quarter of 2022, mainly due to a decrease of tooling charges and the depreciation of the RMB against the USD. R&D expenses represented 4.5% of net sales in the first quarter of 2023 compared to 6.0% in the first quarter of 2022.

Net other income was $1.5 million for the first quarter of 2023, compared to $3.5 million for the first quarter of 2022. This decrease was mainly due to less government subsidies received in the first quarter of 2023.

Income from operations was $7.7 million in the first quarter of 2023, compared to loss from operations of $1.5 million in the first quarter of 2022. The 2023 first quarter income was primarily due to higher gross profits and lower operating expenses compared with the first quarter of 2022.

Interest expense was $0.2 million in the first quarter of 2023, compared to $0.4 million in the first quarter of 2022.

Net financial loss was $0.4 million in the first quarter of 2023 compared with a net financial income of $2.0 million in the first quarter of 2022. The net financial loss in the first quarter of 2023 was primarily due to foreign exchange losses.

Income before income tax expenses and equity in earnings of affiliated companies was $8.6 million in the first quarter of 2023 compared to $3.6 million in the first quarter of 2022. The increase in income before income tax expenses and equity in earnings of affiliated companies in the first quarter of 2022 was mainly due to higher income from operations partially offset by a loss in net financial loss.

Equity in income of affiliated companies was $0.1 million in the first quarter of 2023, compared with equity in loss of affiliated companies of $2.5 million in the first quarter of 2022.

Net income attributable to parent company’s common shareholders was $6.8 million in the first quarter of 2023, compared to a net loss attributable to parent company's common shareholders of $0.1 million in the first quarter of 2022. Diluted income per share was $0.23 in the first quarter of 2023, compared to net loss per share of nil in the first quarter of 2022.

The weighted average number of diluted common shares outstanding was 30,193,082 in the first quarter of 2023 compared to 30,851,776 in the first quarter of 2022.

Balance Sheet

As of March 31, 2023, total cash and cash equivalents, pledged cash and short-term investments were $164.3 million, total accounts receivable including notes receivable were $244.9 million, accounts payable including notes payable were $239.6 million and short-term bank loans were $45.7 million. Total parent company stockholders’ equity was $322.8 million as of March 31, 2023, compared to $311.7 million as of December 31, 2022.

Business Outlook

Management has reiterated revenue guidance for the full fiscal year 2023 of $560.0 million. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on May 12, 2023 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please see the dial-in information below, enter the call 10 minutes before the aforementioned start time and ask to be connected to the “China Automotive Systems” conference call with pin number 677473:

Phone Number: +1-877-545-0523 (North America)

Phone Number: +1-973-528-0016 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People’s Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (“FCA”) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company’s actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2023, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-510-8922

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$99,244	$121,216
Pledged cash	43,639	37,735
Accounts and notes receivable, net - unrelated parties	232,593	214,308
Accounts and notes receivable, net - related parties	12,302	10,016
Inventories	105,498	112,236
Other current assets	35,334	25,207
Total current assets	528,610	520,718
Non-current assets:
Property, plant and equipment, net	104,931	106,606
Land use rights, net	9,616	9,555
Long-term investments	64,634	59,810
Other non-current assets	19,282	17,663
Total assets	$727,073	$714,352

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$45,684	$45,671
Accounts and notes payable-unrelated parties	224,111	218,412
Accounts and notes payable-related parties	15,530	16,695
Accrued expenses and other payables	46,153	48,311
Other current liabilities	32,799	35,106
Total current liabilities	364,277	364,195
Long-term liabilities:
Long-term tax payable	15,805	15,805
Other non-current liabilities	7,168	6,937
Total liabilities	$387,250	$386,937

Commitments and Contingencies

Mezzanine equity:
Redeemable non-controlling interests	561	582

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of March 31, 2023 and December 31, 2022, respectively	$3	$3
Additional paid-in capital	63,731	63,731
Retained earnings-
Appropriated	11,851	11,851
Unappropriated	253,994	247,174
Accumulated other comprehensive income	875	(3,413)
Treasury stock – 2,152,600 and 2,152,600 shares as of March 31, 2023 and December 31, 2022, respectively	(7,695)	(7,695)
Total parent company stockholders’ equity	322,759	311,651
Non-controlling interests	16,503	15,182
Total stockholders’ equity	339,262	326,833
Total liabilities, mezzanine equity and stockholders’ equity	$727,073	$714,352

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Net product sales ($13,576 and $11,004 sold to related parties for the three months ended March 31, 2023 and 2022)	$142,243	$136,396
Cost of products sold ($7,015 and $7,540 purchased from related parties for the three months ended March 31, 2023 and 2022)	120,625	121,662
Gross profit	21,618	14,734
Gain on other sales	653	931
Less: Operating expenses
Selling expenses	3,384	4,312
General and administrative expenses	4,753	4,754
Research and development expenses	6,390	8,137
Total operating expenses	14,527	17,203
Income/(loss) from operations	7,744	(1,538)
Other income, net	1,502	3,519
Interest expense	(249)	(402)
Financial (expense)/income, net	(422)	2,015
Income before income tax expenses and equity in earnings of affiliated companies	8,575	3,594
Less: Income taxes	829	958
Add: Equity in earnings/(loss) of affiliated companies	137	(2,487)
Net income	7,883	149
Less: Net income attributable to non-controlling interests	1,055	200
Accretion to redemption value of redeemable non-controlling interests	(8)	(8)
Net income/(loss) attributable to parent company’s common shareholders	$6,820	$(59)
Comprehensive income:
Net income	$7,883	$149
Other comprehensive income:
Foreign currency translation income, net of tax	4,554	1,437
Comprehensive income	12,437	1,586
Comprehensive income attributable to non-controlling interests	1,321	289
Accretion to redemption value of redeemable non-controlling interests	(8)	(8)
Comprehensive income attributable to parent company	$11,108	$1,289

Net income/(loss) attributable to parent company’s common shareholders per share -
Basic	$0.23	$(0.00)
Diluted	$0.23	$(0.00)

Weighted average number of common shares outstanding -
Basic	30,185,702	30,851,776
Diluted	30,193,082	30,851,776

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$7,883	$149
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	4,856	6,207
(Reversal)/provision of credit losses	(217)	100
Deferred income taxes	1,019	286
Equity in (earnings)/loss of affiliated companies	(137)	2,487
Loss on fixed assets disposals	15	37
(Increase)/decrease in:
Accounts and notes receivable	(17,383)	(11,184)
Inventories	8,285	2,532
Other current assets	(1,206)	(1,281)
Increase/(decrease) in:
Accounts and notes payable	1,360	(1,407)
Accrued expenses and other payables	(2,868)	(2,041)
Other current liabilities	(3,023)	(135)
Net cash used in operating activities	(1,416)	(4,250)
Cash flows from investing activities:
(Increase)/decrease in demand loans included in other non-current assets	(14)	242
Cash received from property, plant and equipment sales	31	95
Payments to acquire property, plant and equipment (including $2,376 and $794 paid to related parties for the three months ended March 31, 2023 and 2022, respectively)	(3,160)	(1,024)
Payments to acquire intangible assets	-	(40)
Investment under the equity method	(5,841)	(4,724)
Purchase of short-term investments	(34,795)	(44,693)
Proceeds from maturities of short-term investments	26,541	1,801
Cash received from long-term investment	557	2,704
Net cash used in investing activities	(16,681)	(45,639)
Cash flows from financing activities:
Proceeds from bank loans	20,135	16,088
Repayments of bank loans	(20,534)	(15,701)
Repayments of the borrowing for sale and leaseback transaction	-	(1,130)
Net cash used in financing activities	(399)	(743)
Effects of exchange rate on cash, cash equivalents and pledged cash	2,428	583
Net decrease in cash, cash equivalents and pledged cash	(16,068)	(50,049)
Cash, cash equivalents and pledged cash at beginning of the period	158,951	159,498
Cash, cash equivalents and pledged cash at end of the period	$142,883	$109,449